Filed Pursuant to Rule 424(b)(5)
Registration No. 333-249588

Subject to Completion. Dated October 22, 2020

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT

(to Prospectus dated October 21, 2020)

Depositary Shares

Each Representing a 1/40th Interest in a Share of

Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A

Fulton Financial Corporation is offering                depositary shares (the “depositary shares”), each representing a 1/40th interest in a share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) (the “Series A Preferred Stock”). Each depositary share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.

We will pay cash dividends on the Series A Preferred Stock, only when, as, and if declared by our board of directors, or a duly authorized committee of the board, and to the extent that we have funds legally available for the payment of such dividends, at an annual rate of        % on the liquidation preference amount of $1,000 per share of Series A Preferred Stock (equivalent to $            per depositary share per year), quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”), beginning on January 15, 2021. Dividends on the Series A Preferred Stock will not be cumulative and will not be mandatory. In the event dividends are not declared on the Series A Preferred Stock for payment on any divided payment date, then those dividends will not be cumulative and will cease to accrue and be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

We may redeem the Series A Preferred Stock in whole or in part, from time to time, on any dividend payment date on or after January 15, 2026, at a cash redemption price equal to $1,000 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share) plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to, but excluding, the redemption date. We may also redeem the Series A Preferred Stock in whole, but not in part, upon certain events involving regulatory capital treatment as described in “Description of the Series A Preferred Stock—Redemption” beginning on page S-19. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

The Series A Preferred Stock will not have voting rights, except in the limited circumstances described in “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-21 and as specifically required by Pennsylvania law.

Application has been made to list the depositary shares representing interests in the Series A Preferred Stock on the NASDAQ Global Select Market under the symbol “FULTP.” If the application is approved, we expect trading of the depositary shares to begin within 30 days of the initial delivery of the depositary shares.

The depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency.

Investing in our depositary shares and the Series A Preferred Stock involves a high degree of risk. We urge you to carefully read the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and in our most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, if any, filed with the Securities and Exchange Commission (the “SEC”), which is incorporated herein by reference.

None of the SEC, any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total(1)
Public offering Price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional depositary shares described below.

The underwriters expect to deliver the depositary shares when, as and if issued to purchasers in book-entry only form through the facilities of The Depository Trust Company, and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, a société anonyme, on or about                , 2020.

We have granted the underwriters an option to purchase up to an additional                depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount and commissions described above, solely to cover over-allotments, if any.

Joint Book-Running Managers

Keefe, Bruyette & Woods	BofA Securities	Morgan Stanley	Piper Sandler	Wells Fargo Securities
A Stifel Company

Co-Managers

PNC Capital Markets LLC	Stephens Inc.

The date of this prospectus supplement is October     , 2020

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the depositary shares.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, depositary shares, including the depositary shares offered hereby, common stock, warrants, purchase contracts or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference” on page S-ii of this prospectus supplement and “Where You Can Find More Information” on page 5 of the accompanying prospectus.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the depositary shares in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In this prospectus supplement, references to the “Corporation,” “Fulton Financial,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation and not Fulton Financial Corporation together with any of its subsidiaries, unless the context indicates otherwise.

EXTENDED SETTLEMENT

We expect that delivery of the depositary shares will be made against payment therefor on or about                , 2020, which will be the fifth business day following the date of pricing of the depositary shares, or “T+5.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the depositary shares initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to their date of delivery hereunder should consult their advisors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov and on the investor relations page of our website at http://www.fult.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on these websites constitutes a part of this prospectus supplement or the accompanying prospectus.

S-ii

In this prospectus supplement and the accompanying prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 21, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed on May 11, 2020 and August 7, 2020, respectively;

•

our definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on April  2, 2020 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019); and

•

our Current Reports on Form 8-K, filed on February 26, 2020 (Item 1.01 only), March  3, 2020, May 21, 2020 (accession no. 0000700564-20-000033), May 21, 2020 (accession no. 0000700564-20-000035), September  28, 2020, October  1, 2020 and October 20, 2020 (Exhibit 99.1 and Item 8.01 only).

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and the accompanying prospectus until we complete the offering of the depositary shares offered by this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, Pennsylvania 17604 Attention: Corporate Secretary

(717) 291-2411

In addition, these filings are available on our website at www.fult.com. Please note that this website address is for textual reference only and does not form a part of this prospectus supplement or the accompanying prospectus.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “future,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 21, 2020, and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•	the impact of adverse conditions in the economy and financial markets on the performance of the Corporation’s loan and lease portfolio and demand for the Corporation’s products and services;

•

the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impacts of the pandemic on the Corporation, its customers and third parties;

•

increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge off loans and leases and incur elevated collection and carrying costs related to such non-performing assets;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the effects of market interest rates, and the relative balances of interest rate-sensitive assets to interest rate-sensitive liabilities, on net interest margin and net interest income;

•	the planned phasing out of London interbank offered rate, or LIBOR, as a benchmark reference rate;

•	the effects of changes in interest rates on demand for the Corporation’s products and services;

•	the effects of changes in interest rates or disruptions in liquidity markets on the Corporation’s sources of funding;

•	the effects of the extensive level of regulation and supervision to which the Corporation and Fulton Bank, N.A. (“Fulton Bank”) are subject;

•	the effects of the significant amounts of time and expense associated with regulatory compliance and risk management;

S-iv

•

the potential for negative consequences resulting from regulatory violations, investigations and examinations, or failure to comply with the Bank Secrecy Act of 1970, the USA PATRIOT Act of 2001 and related anti-money laundering requirements, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Corporation’s reputation;

•	the continuing impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s business and results of operations;

•	the effects of, and uncertainty surrounding, new legislation, changes in regulation and government policy, which could result in significant changes in banking and financial services regulation;

•

the effects of actions by the federal government, including those of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and other government agencies, that impact money supply and market interest rates;

•	the effects of changes in U.S. federal, state or local tax laws;

•	the effects of negative publicity on the Corporation’s reputation;

•	the effects of adverse outcomes in litigation and governmental or administrative proceedings;

•	the potential to incur losses in connection with repurchase and indemnification payments related to sold loans;

•	the Corporation’s ability to achieve its growth plans;

•	completed and potential acquisitions may affect costs and the Corporation may not be able to successfully integrate the acquired business or realize the anticipated benefits from such acquisitions;

•

the Corporation’s ability to achieve the expected cost savings, and the timing of such savings, associated with the Corporation’s recently announced plans to close and consolidate certain of its financial service offices and to implement other cost-saving measures;

•	the effects of competition on deposit rates and growth, loan rates and growth and net interest margin;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses and goodwill impairment;

•

the effects of changes in accounting policies, standards, and interpretations on the Corporation’s reporting of its financial condition and results of operations, including the Corporation’s adoption of Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL);

•

the impact of operational risks, including the risk of human error, inadequate or failed internal processes and systems, computer and telecommunications systems failures, faulty or incomplete data and an inadequate risk management framework;

•	the impact of failures of third parties upon which the Corporation relies to perform in accordance with contractual arrangements;

•	the failure or circumvention of the Corporation’s system of internal controls;

•	the loss of, or failure to safeguard, confidential or proprietary information;

•	the Corporation’s failure to identify and to address cyber-security risks, including data breaches and cyber-attacks;

•	the Corporation’s ability to keep pace with technological changes;

•	the Corporation’s ability to attract and retain talented personnel;

•

capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements, and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

S-v

•	the Corporation’s reliance on its subsidiaries for substantially all of its revenues and its ability to pay dividends or other distributions; and

•	the effects of any downgrade in the Corporation’s or Fulton Bank’s credit ratings on their borrowing costs or access to capital markets.

S-vi

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in their entirety, including “Risk Factors” beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision about whether to invest in the depositary shares.

Fulton Financial Corporation

Fulton Financial is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton Financial engages in general commercial and retail banking and trust business, and also in related financial services, through its bank subsidiary, Fulton Bank, and its non-bank subsidiaries. Fulton Bank currently operates approximately 225 banking offices in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of June 30, 2020, Fulton Financial had, on a consolidated basis, total assets of $24.6 billion, loans and leases, net of unearned income of $18.7 billion, total deposits of $19.9 billion and total shareholders’ equity of $2.3 billion.

The principal asset of Fulton Financial is its wholly owned bank subsidiary, Fulton Bank, a national banking association.

In addition, Fulton Financial wholly owns the following five non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Financial Realty Company, which holds title to or leases certain properties where Fulton Financial’s branch offices and other facilities are located; (ii) Central Pennsylvania Financial Corp., which owns limited partnership interests in partnerships invested primarily in low- and moderate-income housing developments; (iii) FFC Management, Inc., which owns certain passive investments; (iv) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank; and (v) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products. Fulton Financial also wholly owns three non-bank subsidiaries which are not consolidated for financial reporting purposes and whose sole assets consist of junior subordinated deferrable interest debentures issued by the Corporation.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is traded on the NASDAQ Global Select Market under the symbol “FULT.” Our website address is www.fult.com. This website address is not intended to be an active link, and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

Recent Developments

On October 20, 2020, we issued a press release announcing results for the quarter ended September 30, 2020. Further information relating to our financial results for the quarter ended September 30, 2020 is contained in the filed portion of our Current Report on Form 8-K dated October 20, 2020, which is incorporated herein by reference.

THE OFFERING

Issuer	Fulton Financial Corporation

Securities Offered	depositary shares (or depositary shares, if the underwriters exercise their option to purchase additional shares in full), each representing a 1/40th ownership interest in a share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) of the Corporation (the “Series A Preferred Stock”). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We reserve the right to re-open this series of Series A Preferred Stock and issue additional shares of the Series A Preferred Stock and depositary shares representing the Series A Preferred Stock either through public or private sales at any time and from time to time. The additional shares of Series A Preferred Stock, and the depositary shares representing such Series A Preferred Stock, would form a single series with the shares of Series A Preferred Stock and the depositary shares offered by this prospectus supplement.

Underwriters’ Option	We have granted the underwriters an option to purchase up to additional depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount and commissions, solely to cover over-allotments, if any.

Dividends	We will pay dividends on the Series A Preferred Stock if declared by our board of directors or a duly authorized committee thereof, and to the extent that we have funds legally available for the payment of such dividends. Dividends will be based on the liquidation preference of the Series A Preferred Stock at a rate of % per annum (equivalent to $ per depositary share per year), payable quarterly, in arrears, on each dividend payment date. See also “—Dividend Payment Dates” below. Upon payment of any dividends on the Series A Preferred Stock, the depositary will distribute to holders of depositary shares a proportionate payment.

Dividends on the Series A Preferred Stock are payable only if declared, and will not be cumulative or mandatory. If for any reason our board of directors or a duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock in respect of a dividend period (as defined under “Description of the Series A Preferred Stock—Dividends”), then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee thereof declares a dividend on the Series A Preferred Stock for any future dividend period.

While the Series A Preferred Stock is outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of the Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, acquisitions of, and dividends and distributions on, junior or parity stock, including our common stock, are permitted only under certain circumstances. See “Description of the Series A Preferred Stock—Dividends.”

Our ability to make dividend payments on the Series A Preferred Stock depends on the receipt of dividends and other distributions from the Corporation’s subsidiaries. There are various regulatory restrictions on the ability of Fulton Bank to pay dividends or make other payments to the Corporation, and those restrictions can vary among the different subsidiaries based on performance, capital and other factors. See “Risk Factors—Risk Factors Related to the Depositary Shares—Our ability to pay dividends on the Series A Preferred Stock may be limited by the results of operations of our subsidiaries, and dividends may not be paid to the extent such payment will result in our failure to comply with all applicable laws and regulations.”

Dividend Payment Dates	Dividends on the Series A Preferred Stock will be payable if declared by our board of directors or a duly authorized committee thereof quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2021 (each, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Redemption	The Series A Preferred Stock is perpetual and has no maturity date.

We may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after January 15, 2026, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event (as defined under “Description of the Series A Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event”), at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to redeem or repurchase the Series A Preferred Stock.

Holders of depositary shares should not expect that we will redeem any Series A Preferred Stock or related depositary shares.

Neither the holders of the Series A Preferred Stock nor holders of depositary shares will have any right to require the redemption or repurchase of the Series A Preferred Stock.

Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to us and the redemption of the Series A Preferred Stock.

Liquidation Rights	In the event of the voluntary or involuntary liquidation of the Corporation, holders of the Series A Preferred Stock will be entitled to receive liquidating distributions of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividend.

The holders of Series A Preferred Stock will be entitled to receive liquidating distributions after satisfaction of liabilities of creditors and depositors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock before any distribution is made to the holders of the Corporation’s common stock or of any class or series of the Corporation’s stock ranking subordinate to the Series A Preferred Stock. If the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of distributions upon any liquidation, dissolution or winding up of the Corporation, the amounts paid to holders of the Series A Preferred Stock and to any such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.

Voting Rights	None, except (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series A Preferred Stock in the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, (ii) with respect to certain material adverse changes in the terms of the Series A Preferred Stock, (iii) in the case of certain mergers and consolidations and other transactions, (iv) in the case of certain dividend non-payments or (v) as otherwise required by the Pennsylvania Business Corporation Law or NASDAQ. See “Description of the Series A Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares—Voting the Series A Preferred Stock” below.

Ranking	Shares of Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon the Corporation’s liquidation, dissolution and winding up, respectively:

•	senior to the Corporation’s common stock and to any class or series of the Corporation’s capital stock that it may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;

•	on a parity with any class or series of the Corporation’s capital stock expressly stated to be on a parity with the Series A Preferred Stock; and

•

junior to any class or series of the Corporation’s capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite vote of holders of at least two-thirds of the outstanding Series A Preferred Stock); and

•	junior to all existing and future indebtedness and other non-equity claims of the Corporation.

Maturity	The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Federal Reserve to do so.

Preemptive and Conversion Rights	None.

NASDAQ Listing	We have applied to list the depositary shares on the NASDAQ Global Select Market under the symbol “FULTP.” If the application is approved, we expect trading of the depositary shares to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series A Preferred Stock except as represented by the depositary shares.

Tax Consequences	Dividends paid to non-corporate U.S. holders generally will be taxable at the preferential rates applicable to long-term capital gains subject to certain conditions and limitations. Dividends paid to corporate U.S. holders generally will be eligible for the dividends-received deduction, subject to certain conditions and limitations. Dividends paid to non-U.S. holders generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. You should carefully review the section “Certain Material United States Federal Income Tax Considerations” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, you should read “ERISA Considerations.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ (or approximately $ if the underwriters exercise their option to purchase additional depositary shares in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes.

See “Use of Proceeds.”

Depositary	Equiniti Trust Company

Transfer Agent & Registrar	Equiniti Trust Company

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

RISK FACTORS

An investment in the depositary shares involves certain risks. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The price of the depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risk Factors Related to the Depositary Shares

The depositary shares are fractional interests in the shares of Series A Preferred Stock. You are making an investment decision with respect to both securities.

We are issuing fractional interests in shares of the Series A Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely solely on the payment it receives on the Series A Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

Our ability to pay dividends on the Series A Preferred Stock may be limited by the results of operations of our subsidiaries, and dividends may not be paid to the extent such payment will result in our failure to comply with all applicable laws and regulations.

We are a regulated bank holding company and we conduct substantially all of our operations through our banking subsidiary, Fulton Bank, and our non-banking subsidiaries. As a result, our ability to make dividend payments on the Series A Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make dividend payments on the Series A Preferred Stock. Various legal and regulatory limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries. The principal source of our liquidity at the parent company level is dividends from Fulton Bank. The amount available for dividend payments by Fulton Bank to us without prior regulatory approval was approximately $85 million at June 30, 2020.

In addition, federal regulators have the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Depending on the financial condition of Fulton Bank, it may be deemed an unsafe or unsound practice if Fulton Bank were to pay dividends to us. Office of the Comptroller of the Currency (“OCC”) policy generally requires that insured banks only pay dividends out of current operating earnings. Payment of dividends could also be subject to regulatory limitations if Fulton Bank fails to satisfy the minimum requirements and applicable buffers under the OCC’s capital adequacy regulations or becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the OCC. Additionally, limits exist on banks paying dividends in excess of net income for specified periods.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to provide us with funds to make dividend payments on the Series A Preferred Stock, whether by dividends, distributions, loans or other payments. No assurances can be given that Fulton Bank will, in any circumstances, pay dividends to us. If Fulton Bank fails to make dividend payments to us, and sufficient cash or liquidity is not otherwise available, we may not be able to make dividend payments to our common and preferred shareholders or principal and interest payments on our outstanding debt.

Our ability to make dividend payments may also be restricted by federal regulations applicable to us as a bank holding company. Under the Federal Reserve’s current capital rules and policies applicable to us, we may pay dividends on the Series A Preferred Stock only out of our net income, retained earnings or surplus related to other additional Tier 1 Capital instruments. Generally, Federal Reserve policy states that dividends should be paid only from current earnings. In addition, the Federal Reserve’s capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or “CET1,” capital. If our capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Series A Preferred Stock) based on the amount of the shortfall and the amount of our “eligible retained income.” Effective March 20, 2020, the Federal Reserve and the other federal banking regulators adopted an interim final rule that revises the definition of “eligible retained income” to allow banking organizations to more freely use their capital buffers to promote lending and other financial intermediation activities, by making the limitations on capital distributions more gradual. The eligible retained income is now the greater of (i) net income for the four preceding quarters, net of distributions and associated tax effects not reflected in our net income, and (ii) the average of all net income over the preceding four quarters. The interim final rule only affects the capital buffers, and banking organizations are encouraged to make prudent capital distribution decisions.

If and to the extent payment of dividends on Series A Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the Series A Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

The Series A Preferred Stock will be effectively subordinate to all existing and future liabilities of our subsidiaries.

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise, and thus the ability of a holder of the Series A Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of such subsidiary’s creditors, including the depositors of Fulton Bank. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

The Series A Preferred Stock is equity and is subordinate to our existing and future indebtedness, and our ability to pay dividends on the Series A Preferred Stock may be limited by regulatory practices and requirements.

The shares of Series A Preferred Stock are equity interests in the Corporation and do not constitute indebtedness. This means that the depositary shares, which represent proportional fractional interests in the shares of the Series A Preferred Stock, will rank junior to all existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against the Corporation, including in a liquidation of the Corporation. Our existing and future indebtedness may adversely impact payment of dividends on the Series A Preferred Stock. In addition, the Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock such as the Series A Preferred Stock (i) dividends are payable only if declared by our board of directors or a duly authorized committee thereof, (ii) dividends do not cumulate if they are not declared and (iii) as a corporation, we are subject to restrictions on payments of dividends and the redemption price out of lawfully available funds. Further, the Series A Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to certain restrictions on the payment of dividends and the redemption or repurchase of parity stock and junior stock described under “Description of the Series A Preferred Stock—Dividends” and the limited voting rights referred to below under “Description of the Series A Preferred Stock—Voting Rights.”

The Series A Preferred Stock does not restrict our ability to incur future indebtedness.

The Series A Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights.” Any future issuance of indebtedness by either us or Fulton Bank will rank senior to the Series A Preferred Stock and may adversely impact the market price of the depositary shares.

Dividends on the Series A Preferred Stock are discretionary and non-cumulative.

Dividends on the Series A Preferred Stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee thereof declares a dividend on the Series A Preferred Stock for any future dividend period.

The Series A Preferred Stock may be junior in rights and preferences to future preferred stock.

The Series A Preferred Stock may be junior to preferred stock we issue in the future. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock is required to authorize a new class of shares of senior stock as described under “Description of the Series A Preferred Stock—Voting Rights—Voting Rights under Pennsylvania Law.” The terms of any future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Series A Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Series A Preferred Stock, and no shares of the Series A Preferred Stock will be permitted to be repurchased, redeemed or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Series A Preferred Stock not being paid to holders.

Investors should not expect us to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable, and our right to redeem the Series A Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve.

The Series A Preferred Stock is a perpetual equity security. This means that the Series A Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of holders of the Series A Preferred Stock or of the depositary shares offered hereby. The Series A Preferred Stock may be redeemed by us at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after January 15, 2026, or (ii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event, in each case at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time, and holders of the Series A Preferred Stock or of the depositary shares offered hereby should not expect that we will redeem the Series A Preferred Stock on the date it becomes redeemable or any date thereafter.

Our right to redeem the Series A Preferred Stock is subject to any limitations established by the Federal Reserve or any successor appropriate federal banking agency. Under Federal Reserve regulations, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve. In addition, under capital adequacy rules applicable to us, before we can redeem the Series A Preferred Stock, or immediately thereafter, we must either replace the Series A Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 Capital instruments, or demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk. We cannot assure you that the Federal Reserve will approve any redemption of the Series A Preferred Stock that we may propose.

Shares of the Preferred Stock may be redeemed at our option at any time within 90 days following the occurrence of a regulatory capital treatment event.

In addition to our ability to redeem the Series A Preferred Stock on any dividend payment date on or after January 15, 2026, we may redeem the Series A Preferred Stock in whole, but not in part, at any time within 90 days following the occurrence of certain events involving the treatment of the Series A Preferred Stock as Tier 1 capital if we determine in good faith that a Regulatory Capital Treatment Event has occurred. This redemption would be subject to the prior approval of the Federal Reserve. The terms of the Series A Preferred Stock have been established to satisfy the criteria for “Tier 1 Capital” instruments set forth in the capital adequacy rules of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency) applicable to bank holding companies. However, it is possible that the Series A Preferred Stock may not satisfy the criteria for Tier 1 Capital instruments set forth in such capital adequacy rules as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Series A Preferred Stock, or as a result of future changes in law or regulation. A “Regulatory Capital Treatment Event,” such as a change or proposed change in law or regulation after the original issue date with respect to whether the Series A Preferred Stock qualifies as a Tier 1 Capital instrument, could occur, which would give us the right, subject to prior approval of the appropriate federal banking agency, to redeem the Series A Preferred Stock in accordance with its terms prior to January 15, 2026 at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. See “Description of the Series A Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event.”

Our ability to pay dividends on, redeem or repurchase the Series A Preferred Stock and the depositary shares may be limited by the terms of our other outstanding securities, including our junior subordinated debentures.

The payment of dividends by us on the Series A Preferred Stock and the depositary shares is also subject to restrictions arising under the terms of our junior subordinated debentures underlying our trust preferred securities. Subject to certain exceptions, the terms of our outstanding junior subordinated debentures prohibit us from declaring or paying any dividends or distributions on our capital stock, including the Series A Preferred Stock, and therefore the depositary shares, or redeeming, purchasing, acquiring, or making a liquidation payment on our capital stock, at any time when we have deferred payment of interest on those junior subordinated debentures for a certain number of quarters or certain other events of default have occurred under those junior subordinated debentures.

We may redeem the Series A Preferred Stock and you may not be able to reinvest the redemption price you receive in a similar security.

If we redeem the Series A Preferred Stock either (i) due to the occurrence of a Regulatory Capital Treatment Event or (ii) at our choice on any dividend payment date on or after January 15, 2026, you may not be able to reinvest the redemption price you receive in a similar security.

We will be prohibited from paying dividends if our CET1 capital ratio falls below a certain level.

The terms of the Series A Preferred Stock prohibit us from paying any dividends on the Series A Preferred Stock if, based on our most recent quarterly consolidated financial statements, our CET1 capital ratio is below the then-applicable regulatory minimum under the regulatory risk-based capital rules promulgated by the Federal Reserve.

Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Series A Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series A Preferred Stock will have limited voting rights in the event of non-payments of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Series A Preferred Stock, certain other matters or as otherwise required by law, as described under “Description of the Series A Preferred Stock—Voting Rights.” Additionally, if dividends on the Series A Preferred Stock have not been declared, paid or set aside for payment for the equivalent of six quarterly dividends, holders of the outstanding shares of Series A Preferred Stock will generally be entitled to vote for the election of two additional directors. See “Description of the Series A Preferred Stock—Voting Rights—Right to Elect Two Directors upon Nonpayment of Dividends.”

Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series A Preferred Stock. While the depositary will vote the maximum number of whole shares of Series A Preferred Stock in accordance with the instruction it receives, any remaining votes of holders of the depositary shares will not be voted.

Additional offerings of debt, which would be senior to the Series A Preferred Stock upon liquidation, or equity securities may adversely affect the market price of the depositary shares.

We may attempt to increase our capital resources in the future or, if regulatory capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock, securities convertible into preferred stock or common stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings and those holding other non-equity claims will receive distributions of our available assets prior to the holders of the Series A Preferred Stock.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per depositary share, plus an amount equal to all declared and unpaid dividends thereon to, but not including, the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your depositary shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

There can be no assurances about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Future trading prices of the depositary shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Series A Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the depositary shares and the Series A Preferred Stock;

•	prevailing interest rates;

•	developments in the credit, mortgage and housing markets, developments in the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

•	changes in public health (including the impact of the COVID-19 pandemic);

•	economic, financial, geopolitical, social, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares, whether in this offering or in the secondary market, if one develops.

A liquid trading market for the depositary shares may not develop or be maintained, and you may find it difficult to sell your depositary shares.

The depositary shares are a new issue of securities with no established trading market. Although we have applied to list the depositary shares on the NASDAQ Global Select Market, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares, and if a secondary market develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. In addition, because the Series A Preferred Stock does not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their shares in the secondary market.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series A Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series A Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including the Corporation. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for the Corporation and its securities, including the Series A Preferred Stock and depositary shares, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series A Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness, could cause the trading price of the depositary shares to decline significantly.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of the depositary shares.

We may in the future determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Series A Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Although the approval of holders of depositary shares representing interests in the Series A Preferred Stock will be needed to issue any equity security ranking senior to the Series A Preferred Stock, if we issue preferred stock in the future that has preference over the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series A Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of this offering or other offerings, as well as other sales of a large block of depositary shares, Series A Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series A Preferred Stock will not be entitled to preemptive rights or other protections against dilution.

Holders of the depositary shares representing interests in the Series A Preferred Stock may be unable to use the dividends-received deduction.

Distributions on the Series A Preferred Stock paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction if the Corporation has current or accumulated earnings and profits, as determined for United States federal income tax purposes. Although the Corporation presently has current or accumulated earnings and profits, it may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares and the Series A Preferred Stock may decline.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                (or approximately $                 if the underwriters exercise their option to purchase additional depositary shares in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2020 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of                depositary shares, representing                 shares of Series A Preferred Stock, by us in this offering, assuming the underwriters do not exercise their option to purchase additional depositary shares, after underwriting discounts and estimated offering expenses payable by us. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and accompanying prospectus.

	As of June 30, 2020 (in thousands)
	Actual	As Adjusted for this Offering
Cash and due from banks	$141,702	$
Long-term debt:
FHLB advances	$535,999		$535,999
Other long-term debt	$759,197		$759,197

Total long-term debt	$1,295,196		$1,295,196
Shareholders’ equity:
Common stock, $2.50 par value; 600 million shares authorized; 223.0 million (actual and as adjusted) shares issued as of June 30, 2020	$557,569		$557,569
Series A Preferred Stock issued hereby; $1,000 liquidation preference per share, 250 thousand shares authorized; no shares issued (actual), shares issued (as adjusted) as of June 30, 2020	$—	$
Additional paid-in capital	$1,503,750	$
Retained earnings	$1,059,160		$1,059,160
Accumulated other comprehensive gain income	$51,439		$51,439
Treasury stock (61.1 million shares (actual and as adjusted) as of June 30, 2020) at cost	$(831,417)		$(831,417)
Total shareholders’ equity	$2,340,501	$

Total long-term debt and shareholders’ equity	$3,635,697	$

CONSOLIDATED CAPITAL RATIOS

The following table sets forth our consolidated regulatory capital ratios at June 30, 2020 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of                depositary shares, representing                 shares of Series A Preferred Stock, by us in this offering, assuming the underwriters do not exercise their option to purchase additional depositary shares.

	As of June 30, 2020
	Actual	As Adjusted for this Offering
Tier 1 leverage ratio	7.62%		%
Common equity Tier 1 ratio	9.53%		%
Tier 1 risk-based capital ratio	9.53%		%
Total risk-based capital ratio	13.79%		%

DESCRIPTION OF THE SERIES A PREFERRED STOCK

This section describes the general terms and provisions of the Corporation’s Series A Preferred Stock. The following summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation and the statement with respect to shares pursuant to which the Series A Preferred Stock will be issued, copies of which are available upon request from us and have been or will be filed with the SEC, and the applicable provisions of the Pennsylvania Business Corporation Law (“PBCL”) and federal law governing bank holding companies and financial holding companies. If any information regarding the Series A Preferred Stock contained in our Articles of Incorporation or the statement with respect to shares is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in our Articles of Incorporation or the statement with respect to shares, as applicable, will apply and supersede information in this prospectus supplement and the accompanying prospectus. For purposes of this “Description of the Series A Preferred Stock,” references to the “Corporation” include only Fulton Financial Corporation and not its consolidated subsidiaries.

General

The Corporation’s authorized capital stock includes 10,000,000 shares of preferred stock, no par value per share, as reflected in the Corporation’s Articles of Incorporation. The Corporation’s board of directors is authorized, without further shareholder action, to cause the issuance of additional shares of preferred stock in one or more series, each with the preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the Corporation’s board of directors may determine at the time of issuance. The rights of the holders of the Corporation’s common stock are subject to any rights and preferences of the Series A Preferred Stock offered in this prospectus supplement. In addition, the rights of the holders of the Corporation’s common stock and any outstanding shares of the Corporation’s Series A Preferred Stock would be subject to the rights and preferences of any additional shares of preferred stock, or any series thereof, which might be issued in the future.

The Series A Preferred Stock is a single series of the Corporation’s authorized preferred stock. The Corporation is offering                  depositary shares, representing                  shares of Series A Preferred Stock (or                  depositary shares, representing                  shares of Series A Preferred Stock if the underwriters exercise their option to purchase additional shares in full) by this prospectus supplement and the accompanying prospectus.

The Corporation reserves the right to re-open this series and issue additional shares of Series A Preferred Stock and related depositary shares either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock, provided that such additional shares of Series A Preferred Stock will only be issued if they are fungible with the original shares for tax purposes and, except for shares of Series A Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares, such additional shares shall only be entitled to dividends declared on or after the date they are issued. The additional shares of Series A Preferred Stock and the related depositary shares will form a single series with the Series A Preferred Stock and related depositary shares, respectively, offered by this prospectus supplement. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except that shares of Series A Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement, and those shares will be entitled to dividends, if any, from the date of original issuance of the Series A Preferred Stock.

The Series A Preferred Stock will, when issued, be fully paid and nonassessable. Holders of the Series A Preferred Stock will have no preemptive rights to subscribe for any additional securities that may be issued by the Corporation. The depositary will be the sole holder of the shares of the Series A Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Series A Preferred Stock through the depositary, as described in “Description of the Depositary Shares.” The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of the Corporation to redeem or repurchase the Series A Preferred Stock.

Ranking

Shares of the Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, respectively:

•

senior to the Corporation’s common stock and to any class or series of the Corporation’s capital stock that it may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock (“junior stock”);

•	on a parity with any class or series of the Corporation’s capital stock expressly stated to be on a parity with the Series A Preferred Stock (“parity stock”);

•

junior to any class or series of the Corporation’s capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite vote of holders of at least two-thirds of the outstanding Series A Preferred Stock) (“senior stock”); and

•	junior to all existing and future indebtedness and other non-equity claims of the Corporation.

The Series A Preferred Stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series A Preferred Stock.

Dividends

Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If the Corporation’s board of directors or a duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and the Corporation will have no obligation to pay any dividend for that dividend period, whether or not the Corporation’s board of directors or any duly authorized committee thereof declares a dividend on the Series A Preferred Stock for any future dividend period.

The holders of the Series A Preferred Stock will be entitled to receive, if declared by the Corporation’s board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to                 % per annum (equivalent to $                per depositary share per year). If declared, dividends will be payable quarterly, in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”), beginning on January 15, 2021. In the event that the Corporation issues additional shares of Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares, provided that any shares of Series A Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement and those shares will be entitled to dividends, if any, from the date of original issuance of the Series A Preferred Stock.

If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A “business day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York or Philadelphia, Pennsylvania are closed.

Dividends will be payable to holders of record of the Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable payment date, or such other record date, no earlier than 30 days before the applicable payment date, as shall be fixed by the Corporation’s board of directors or a duly authorized committee thereof. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.

A “dividend period” is the period from and including a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless the Corporation defaults in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable thereto, including applicable regulatory capital rules.

Additionally, the Corporation shall not pay any dividends on the Series A Preferred Stock if, based on the Corporation’s most recent quarterly consolidated financial statements, the Corporation’s common equity Tier 1 capital ratio is below the then-applicable regulatory minimum under the regulatory risk-based capital rules promulgated by the Federal Reserve or any successor appropriate federal banking agency.

So long as any share of Series A Preferred Stock remains outstanding:

•

no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of the Series A Preferred Stock and any parity stock, all dividends declared upon shares of the Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Series A Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Corporation’s board of directors or a duly authorized committee thereof, may be declared and paid on the Corporation’s common stock and any other class or series of capital stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

The Corporation is a holding company that conducts substantially all of its operations through Fulton Bank and other subsidiaries. As a result, the Corporation’s ability to make dividend payments on the Series A Preferred Stock depends on the receipt of dividends and other distributions from the Corporation’s subsidiaries. There are various regulatory restrictions on the ability of Fulton Bank to pay dividends or make other payments to the Corporation, and those restrictions can vary among the different subsidiaries based on performance, capital and other factors. See “Risk Factors—Risk Factors Related to the Depositary Shares—Our ability to pay dividends on the Series A Preferred Stock may be limited by the results of operations of our subsidiaries, and dividends may not be paid to the extent such payment will result in our failure to comply with all applicable laws and regulations.”

Redemption

Optional Redemption.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Corporation may redeem the Series A Preferred Stock at its option, in whole or in part, from time to time, on any dividend payment date on or after January 15, 2026, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event.

Subject to the Corporation’s receipt of any required prior approvals from the Federal Reserve and any other regulatory authority, the Corporation may redeem shares of the Series A Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole, but not in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the Federal Reserve’s regulatory capital rules under Regulation Q (or, as and if applicable, the regulations of any successor agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

Redemption Procedures

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series A Preferred Stock are held in book-entry form through The Depository Trust Company (with its successors and assigns, “DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

•	the redemption price;

•

if the Series A Preferred Stock is evidenced by definitive certificates, the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends. See “Description of the Depositary Shares—Redemption of Depositary Shares” below for information about redemption of the depositary shares relating to the Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares of the Series A Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any securities exchange on which the Series A Preferred Stock may be listed.

Redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the Federal Reserve’s regulations applicable to the redemption of the Series A Preferred Stock. See “Risk Factors—Investors should not expect us to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable, and our right to redeem the Series A Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve.”

Liquidation Rights

In the event of the voluntary or involuntary liquidation of the Corporation, the holders of Series A Preferred Stock will be entitled to receive liquidating distributions of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends without accumulation of any undeclared dividends, after satisfaction of liabilities of creditors and depositors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock before any distribution is made to the holders of the Corporation’s common stock or of any junior stock. Holders of the Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution. In addition, the Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd Frank Act.

In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of parity stock as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of the Series A Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any parity stock, the holders of the Corporation’s junior stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Because the Corporation is a holding company, its rights and the rights of holders of the Corporation’s securities, including the holders of Series A Preferred Stock, to participate in any distribution of assets of any of the Corporation’s subsidiaries upon its liquidation or recapitalization will be subject to the prior claims of such subsidiary’s creditors and preferred shareholders.

Voting Rights

Except as provided below or as expressly required by law or provided by the Corporation’s board of directors, the holders of Series A Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of holders of the Corporation’s common stock. Holders of Series A Preferred Stock do not have cumulative voting rights. The Corporation is not required to obtain any consent of the holders of Series A Preferred Stock of a given series in connection with the authorization, designation, increase or issuance of any shares of preferred stock that rank junior or equal to the preferred stock of such series with respect to dividends and liquidation rights.

Right to Elect Two Directors upon Nonpayment of Dividends.

If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock or any other series of parity stock having voting rights equivalent to those described in this paragraph (“voting parity stock”) for six quarterly dividend periods, or their equivalent, whether or not consecutive (a “nonpayment event”), the number of directors of the Corporation shall automatically be increased by two and the holders of shares of the Series A Preferred Stock shall have the right, voting as a class with holders of any outstanding voting parity stock then entitled to vote for additional directors, to elect two additional members of the Corporation’s board of directors (the “preferred stock directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of NASDAQ (or any other securities exchange on which its securities may be listed) that listed companies must have a majority of independent directors and provided further that at no time shall the Corporation’s board of directors have more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting parity stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series A Preferred Stock and such other holders of voting parity stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting, which shall, notwithstanding Article 10(b) of the Corporation’s articles of incorporation, be called by the Secretary of the Corporation at the request of the holders of record of at least 20% of the liquidation preference of the Series A Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of the Corporation’s stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or voting parity stock, and delivered to the Secretary of the Corporation in such manner as provided for in the statement with respect to shares creating the Series A Preferred Stock.

When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock for four consecutive dividend periods following a nonpayment event, and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of preferred stock directors shall cease (subject to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting the Corporation’s board of directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly dividend periods following a nonpayment event, the Corporation may take into account any dividend it elects to pay for any dividend period after the regular dividend payment date for that period has passed.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and voting parity stock, when they have the voting rights described above (voting as a single class in proportion to their respective liquidation preferences). The preferred stock directors elected at a special meeting shall hold office until the next annual meeting of the Corporation’s stockholders if such office shall not have previously terminated as described above. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by the Corporation’s board of directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective liquidation preferences; provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of NASDAQ (or any other securities exchange on which its securities may be listed) that listed companies must have a majority of independent directors. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before the Corporation’s board of directors for a vote.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock (including the Series A Preferred Stock) are or become entitled to vote for the election of directors, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over the Corporation, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend the provisions of the Corporation’s Articles of Incorporation or the statement with respect to shares for the Series A Preferred Stock so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole;

•

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or consolidate with or merge into any other corporation or entity, unless in each case (i) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii)_such shares remaining outstanding or such preferred securities, as the case may be, have the rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Voting Rights under Pennsylvania Law

The PBCL attaches mandatory voting rights to preferred stock in connection with certain amendments to a corporation’s articles of incorporation, providing that the holders of preferred stock of a particular series would be entitled to vote as a class if the amendment would:

•	authorize the board of directors to fix and determine the relative rights and preferences, as between series, of any preferred or special class;

•	make any change in the preferences, limitations or special rights (other than preemptive rights or the right to vote cumulatively) of the shares of a class or series adverse to the class or series;

•	authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of a class or series;

•	increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series; or

•	make the outstanding shares of a class or series redeemable by a method that is not pro rata, by lot or otherwise equitable.

Holders of outstanding shares of preferred stock are also entitled under Pennsylvania law to vote as a class on a plan of merger that effects any change in the company’s articles of incorporation if the holders would have been entitled to a class vote under the statutory provision relating to the adoption of amendments to the articles of incorporation discussed above.

Preemptive and Conversion Rights

The holders of the Series A Preferred Stock shall not have any preemptive rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of securities of the Corporation.

Transfer Agent and Registrar

Equiniti Trust Company will act as transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares representing the Series A Preferred Stock. The following summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation, the statement with respect to shares pursuant to which the Series A Preferred Stock will be issued and the Deposit Agreement, copies of which are available upon request from us and have been or will be filed with the SEC. If any information regarding the depositary shares contained in our Articles of Incorporation, the statement with respect to shares or the Deposit Agreement is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in our Articles of Incorporation, the statement with respect to shares or the Deposit Agreement, as applicable, will apply and supersede information in this prospectus supplement and the accompanying prospectus. For purposes of this “Description of the Depositary Shares,” references to the “Corporation” include only Fulton Financial Corporation and not its consolidated subsidiaries.

General

As described above under “Description of the Series A Preferred Stock,” the Corporation is offering depositary shares representing proportional fractional interests in the Series A Preferred Stock. Each depositary share will represent a 1/40th ownership interest in a share of the Series A Preferred Stock and will be evidenced by a depositary receipt. The shares of the Series A Preferred Stock represented by depositary shares will be deposited under a deposit agreement among the Corporation, Equiniti Trust Company, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that the Corporation or the depositary maintains for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Immediately following the issuance of the Series A Preferred Stock, the Corporation will deposit the Series A Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from the Corporation upon request in the section entitled “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Amendment and Termination of the Deposit Agreement

The Corporation may amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that will materially and adversely alter the rights of the holders of depositary receipts will not be effective unless the holders of at least two-thirds of the depositary shares then outstanding approve the amendment. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipts, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

The Corporation will make no amendment that impairs the right of any holder of depositary shares to receive shares of the Series A Preferred Stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency, or commission, or applicable securities exchange.

The Deposit Agreement may be terminated:

•	if all outstanding depositary shares have been redeemed pursuant to the Deposit Agreement;

•

if there shall have been a final distribution made in respect of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the holders of depositary receipts representing depositary shares pursuant to the terms of the Deposit Agreement; or

•	upon the consent of holders of depositary receipts representing in the aggregate not less than two-thirds of the depositary shares outstanding.

The Corporation may terminate the Deposit Agreement at any time upon not less than 60 days’ prior written notice to the depositary, in which case the depositary will give notice of that termination to the holders of all outstanding depositary receipts at least 30 days prior to the termination date. In the event of such termination, the depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of such depositary receipts, the number of whole or fractional shares of Series A Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of the Series A Preferred Stock to the record holders of depositary shares relating to the underlying shares of the Series A Preferred Stock in proportion to the number of depositary shares held by the holders. If the Corporation makes a distribution other than in cash, the depositary will distribute any property received by it, as nearly as practicable, proportionally to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with the Corporation’s approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by the Corporation on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal, of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If the Corporation redeems shares of the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends to, but excluding, the redemption date, on the shares of the Series A Preferred Stock. Whenever the Corporation redeems shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of the Series A Preferred Stock so redeemed.

In case of any redemption of fewer than all of the outstanding depositary shares, the depositary will select the depositary shares to be redeemed by lot or pro rata or in such other manner as the depositary may determine to be equitable and permitted by the rules of NASDAQ (or any other stock exchange on which the depositary shares may be listed). In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in “Description of the Series A Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. The Corporation will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of the Series A Preferred Stock, it will not vote the Series A Preferred Stock relating to those depositary shares.

Listing

The Corporation has applied to list the depositary shares on the NASDAQ Global Select Market under the symbol “FULTP.” However, there is no guarantee that the Corporation will be able to list the depositary shares. If the application is approved, the Corporation expects trading of the depositary shares to begin within 30 days of the initial delivery of the depositary shares. Listing of the depositary shares does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. The Corporation does not expect to list the Series A Preferred Stock on the NASDAQ Global Select Market or any other securities exchange, and the Corporation does not expect that there will be any separate public trading market for the Series A Preferred Stock except as represented by the depositary shares.

Form and Notices

The Series A Preferred Stock will be issued in global, registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described below in “Book-Entry, Delivery and Form of Depositary Shares.” The depositary will forward to the holders of the depositary shares all reports, notices, and communications from us that are delivered to the depositary and that the Corporation is required to furnish to the holders of the Series A Preferred Stock.

Depositary, Transfer Agent and Registrar

Equiniti Trust Company will act as depositary, transfer agent and registrar for the depositary shares.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The Series A Preferred Stock will be issued in global, registered form to the depositary. The depositary shares will be represented by one or more global receipts evidencing the depositary shares. The global receipts will be issued only as fully registered securities registered in the name of Cede & Co., as nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the global receipts will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to as “Euroclear” and Clearstream Banking, société anonyme, referred to as “Clearstream.” Owners of beneficial interests in the depositary shares will receive all payments relating to their depositary shares in U.S. dollars.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares, so long as the depositary shares are represented by global receipts.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share (“beneficial owner” of depositary shares) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the depositary shares are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depository with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the depositary shares are required to be printed and delivered. In addition, at any time we may decide to discontinue the use of the book-entry-only system. In either event, certificates for the depositary shares will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global receipts, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global receipts and all depositary shares represented by these receipts for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global receipts:

•	will not be entitled to have such global receipts or the depositary shares represented by these receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of receipts in exchange for beneficial interests in global receipts; and

•

will not be considered to be owners or holders of the global receipts or the depositary shares represented by these receipts for any purpose under the instruments governing the rights and obligations of holders of depositary shares.

Payments on the depositary shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (nor its nominee), us or any of our agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global receipts will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global receipts will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Euroclear and Clearstream will hold interests in the global receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in their respective names on the books of DTC. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global receipts, including those held through Euroclear and Clearstream, may be subject to various policies and procedures adopted by DTC from time to time. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global receipts, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving the depositary securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of depositary receipts received in Clearstream and Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the depositary receipts settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of depositary receipts by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the depositary shares among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor our agents have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC. None of us, any of the underwriters or the depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the depositary shares.

DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant has, or participants have, given such direction.

The information in this section concerning DTC, Euroclear and Clearstream has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Series A Preferred Stock and the depositary shares representing interests in such Series A Preferred Stock. When we refer to the Series A Preferred Stock in this section, we mean both the Series A Preferred Stock and the depositary shares representing interests in such Series A Preferred Stock.

The summary is limited to taxpayers who will hold the Series A Preferred Stock as capital assets for tax purposes and who purchase the Series A Preferred Stock in the initial offering at the initial offering price. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, tax consequences arising under the Medicare contribution tax on net investment income, or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a thrift institution,

•	a regulated investment company,

•	a tax-exempt organization,

•	a person that purchases or sells the Series A Preferred Stock as part of a wash sale for tax purposes,

•	a person that owns the Series A Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a controlled foreign corporation or passive foreign investment company,

•	a partnership or other entity treated as a partnership for United States federal income tax purposes, or investors therein,

•	a real estate investment trust,

•	a person that will hold the Series A Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction,

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a United States expatriate.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the Series A Preferred Stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership.

A partner in a partnership holding the Series A Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Series A Preferred Stock.

Beneficial owners of depositary shares representing shares of the Series A Preferred Stock will be treated as owners of the underlying Series A Preferred Stock for United States federal income tax purposes. Exchanges of Series A Preferred Stock for depositary shares, and depositary shares for Series A Preferred Stock, generally will not be subject to United States federal income tax.

Please consult your own tax advisor concerning the consequences of owning the Series A Preferred Stock in your particular circumstances.

United States Holders

This subsection describes the tax consequences of an investment in the Series A Preferred Stock to a United States holder. You are a United States holder if you are a beneficial owner of a share of the Series A Preferred Stock and you are for United States federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.

Distributions on the Series A Preferred Stock

Distributions with respect to our Series A Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series A Preferred Stock (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Series A Preferred Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. United States holders should consult their own tax advisors regarding the availability of the preferential qualified dividend tax rate in light of their particular circumstances.

Sale or Exchange of the Series A Preferred Stock Other than by Redemption

If you sell or otherwise dispose of your Series A Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series A Preferred Stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Series A Preferred Stock

The tax treatment of a redemption of Series A Preferred Stock depends upon whether the redemption is treated for United States federal income tax purposes as a disposition of the Series A Preferred Stock or as a distribution on the Series A Preferred Stock. A redemption of Series A Preferred Stock will be treated as a disposition of the Series A Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of Series A Preferred Stock or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as any such shares actually owned, must be taken into account under certain circumstances.

If we redeem your Series A Preferred Stock in a redemption that meets one of the tests listed above, you generally would recognize taxable gain or loss equal to the amount of cash received by you less your tax basis in the Series A Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Series A Preferred Stock for more than one year. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. If you are a corporate holder of Series A Preferred Stock, the dividend may be treated as an “extraordinary dividend” that is subject to the special rules under Section 1059 of the Internal Revenue Code. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Series A Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the application of the extraordinary dividend rules (if you are a corporation) and the allocation of your basis between the redeemed shares and any shares of Series A Preferred Stock that you still hold (or are held by a person related to you).

Non-United States Holders

This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by a Non-United States holder.

You are a Non-United States holder if you are a beneficial owner of a share of the Series A Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Series A Preferred Stock.

If you are a United States holder, this subsection does not apply to you.

Distributions on the Series A Preferred Stock

Except as described below, if you are a Non-United States holder of the Series A Preferred Stock, dividends (including any redemption treated as a dividend for United States federal income tax purposes as discussed above under “—United States Holders—Redemption of the Series A Preferred Stock”) paid to you are subject to United States federal withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, certain payors will generally be required to withhold at a 30% rate (rather than at the lower treaty rate) on dividend payments to you, unless you have furnished to such payor:

•

a valid United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or fixed base that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed to Non-United States holders on a net income basis at rates applicable to United States holders.

If you are a corporate Non-United States holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Series A Preferred Stock

If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain that you realize on a disposition (including a redemption that is treated as a disposition as discussed above under “—United States Holders—Redemption of the Series A Preferred Stock”) of the Series A Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment or fixed base that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis);

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•

we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

If you are a Non-United States holder described in the first bullet point immediately above, you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates.

If you are a corporate Non-United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-United States holder described in the second bullet point immediately above, you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

As discussed above in “—United States Holders—Redemption of the Series A Preferred Stock,” certain redemptions may be treated as dividends for United States federal income tax purposes. See “—Distributions on the Series A Preferred Stock,” above, for a discussion of the tax treatment of such redemptions. Furthermore, if a broker or other paying agent is unable to determine whether the redemption should be treated as a distribution, such paying agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

FATCA Withholding

A 30% withholding tax may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons if you or any such institution receiving payments on your behalf fails to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to dividends you receive on your Series A Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Series A Preferred Stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale (including by redemption) of Series A Preferred Stock effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns. United States holders should provide the payor with their correct TIN on a properly completed IRS Form W-9.

If you are a Non-United States holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable tax treaty or agreement to the taxing authorities in the country in which the Non-United States holder resides. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Series A Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SERIES A PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code is based on ERISA, the Internal Revenue Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature, does not address every issue pertaining to ERISA and the Internal Revenue Code that may be applicable to us, the depositary shares or a particular investor and is not intended to be legal advice.

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts and other plans that are subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” (as defined under ERISA) with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in an excise tax or other liabilities being imposed under ERISA or the Internal Revenue Code on those persons and/or penalties and liabilities being assessed under ERISA and the Internal Revenue Code on the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non- ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition, holding or disposition of the depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or disposition of depositary shares. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of the Series A Preferred Stock nor the underwriters, nor any of their respective affiliates (directly or indirectly), have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” (as defined under ERISA) in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemption will be satisfied with respect to the depositary shares.

Because of the foregoing, depositary shares should not be acquired by any person investing assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Any purchaser of depositary shares or any interest therein will be deemed to have represented by its acquisition of the depositary shares that it either (i) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (ii) the acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, Plan Asset Entity or Non-ERISA Arrangement, or at such purchasers or holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the Depositary Shares is suitable and consistent with ERISA, the Internal Revenue Code and any Similar Laws, as applicable.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares or any interest therein on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares or any interest therein have exclusive responsibility for ensuring that their purchase and holding of the depositary shares or any interest therein do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any similar provisions of Similar Laws. The sale of depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE DEPOSITARY SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE INTERNAL REVENUE CODE AND ANY OTHER SIMILAR LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

UNDERWRITING

We have entered into an underwriting agreement dated October                , 2020 with the underwriters named below. In the underwriting agreement, we agreed to sell to each of the underwriters, and each of the underwriters agreed, severally and not jointly, to purchase from us, the number of depositary shares shown opposite its name below, at the public offering price, less the underwriting commissions and discounts, both on the cover page of this prospectus supplement. Keefe, Bruyette & Woods, Inc., BofA Securities, Inc., Morgan Stanley & Co. LLC, Piper Sandler & Co. and Wells Fargo Securities, LLC are acting as representatives of the several underwriters.

Underwriter	Number of Depositary Shares
Keefe, Bruyette & Woods, Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Piper Sandler & Co.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Stephens Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of the depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional                      depositary shares from us at the public offering price less the underwriting discount and commissions, solely to cover over-allotments, if any. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase depositary shares approximately proportionate to such underwriter’s initial purchase commitment.

Commissions and Discounts

The underwriters propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $                per depositary share sold to investors. The underwriters may allow, and such dealers may reallow, a concession not in excess of $    per depository share sold to investors. After the initial offering of the depositary shares to the public, the representatives may change the public offering price, concession and discount.

The following table shows the public offering price, underwriting commissions and discounts and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	Per Depositary Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting commissions and discounts	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount and commissions, are estimated at $    thousand and are payable by us. In addition, we have agreed to pay for the FINRA-related fees and expenses of the underwriters’ legal counsel. The underwriters have agreed to reimburse us for certain expenses related to this offering.

NASDAQ Global Select Market Listing

Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series A Preferred Stock except as represented by the depositary shares. We have applied to list the depositary shares on the NASDAQ Global Select Market under the symbol “FULTP.” If the application is approved, we expect trading of the depositary shares to begin within 30 days after the initial delivery of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion and without notice. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

Clear-Market

We have agreed that, from the date of the underwriting agreement and for a period of 30 days after the date of this prospectus supplement, we will not, without the prior written consent of the representatives, directly or indirectly, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the Series A Preferred Stock or the depositary shares or any securities that are substantially similar thereto, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Series A Preferred Stock or the depositary shares or such other securities.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the depositary shares or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the depositary shares or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the EEA and UK

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For the purposes of this provision:

(a)	The expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (1) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order or persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Each underwriter has agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the depository shares. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This document has not been, and will not be, registered as a prospectus (as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the “Companies (WUMP) Ordinance”) in Hong Kong. This document has not been reviewed or approved for publication or distribution in Hong Kong by the Securities and Future Commission of Hong Kong pursuant to the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”). Accordingly, the depositary shares may not be offered or sold in Hong Kong by means of this document or otherwise, and this document or any abridged version of this document must not be issued, circulated or distributed in Hong Kong, other than (a) to “professional investors” as defined in the SFO and any subsidiary legislation made under the SFO or (b) in other circumstances which do not result in this document or any other document being a “prospectus” as defined in the Companies (WUMP) Ordinance. In addition, no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, any member of the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to “professional investors” as defined in the SFO or any subsidiary legislation made under the SFO.

Notice to Prospective Investors in Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”). Neither the depositary shares nor any interest therein may be offered or sold, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any natural person with domicile or residence in Japan or any corporation or other entity with a principal office in Japan or any Japanese branch office, local office or other office of a non-resident), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore and the depositary shares will be offered pursuant to exemptions under the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA, or

(e)	as specified in Regulation 37A of the Securities and Future (Offers of Investments (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification.    Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and Securities and Futures Act (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF SECURITIES

The validity of the Series A Preferred Stock and the depositary shares offered hereby and certain other matters relating to this offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and with respect to matters of Pennsylvania law, by Barley Snyder LLP, Lancaster, Pennsylvania, and for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

of

FULTON FINANCIAL CORPORATION

Fulton Financial Corporation from time to time may offer to sell the securities identified above in one or more offerings. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FULT.”

Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 7 of this prospectus, and in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, each of which are incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency nor are they obligations of, or guaranteed by, a bank.

We may offer and sell the securities directly, through one or more agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Prospectus dated October 21, 2020.

i

We have not authorized any other person to provide you with any information other than the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information.”

In this prospectus supplement, references to the “Corporation,” “Fulton Financial,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation and not Fulton Financial Corporation together with any of its subsidiaries, unless the context indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “future,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 21, 2020, and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to, about the following:

•	the impact of adverse conditions in the economy and financial markets on the performance of the Corporation’s loan and lease portfolio and demand for the Corporation’s products and services;

•

the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impacts of the pandemic on the Corporation, its customers and third parties;

•

increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge off loans and leases and incur elevated collection and carrying costs related to such non-performing assets;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the effects of market interest rates, and the relative balances of interest rate-sensitive assets to interest rate-sensitive liabilities, on net interest margin and net interest income;

•	the planned phasing out of London interbank offered rate, or LIBOR, as a benchmark reference rate;

•	the effects of changes in interest rates on demand for the Corporation’s products and services;

•	the effects of changes in interest rates or disruptions in liquidity markets on the Corporation’s sources of funding;

•	the effects of the extensive level of regulation and supervision to which the Corporation and Fulton Bank, N.A. (“Fulton Bank”) are subject;

•	the effects of the significant amounts of time and expense associated with regulatory compliance and risk management;

•

the potential for negative consequences resulting from regulatory violations, investigations and examinations, or failure to comply with the Bank Secrecy Act of 1970, the USA PATRIOT Act of 2001 and related anti-money laundering requirements, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Corporation’s reputation;

•	the continuing impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s business and results of operations;

•	the effects of, and uncertainty surrounding, new legislation, changes in regulation and government policy, which could result in significant changes in banking and financial services regulation;

•

the effects of actions by the federal government, including those of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and other government agencies, that impact money supply and market interest rates;

•	the effects of changes in U.S. federal, state or local tax laws;

•	the effects of negative publicity on the Corporation’s reputation;

•	the effects of adverse outcomes in litigation and governmental or administrative proceedings;

•	the potential to incur losses in connection with repurchase and indemnification payments related to sold loans;

•	the Corporation’s ability to achieve its growth plans;

•	completed and potential acquisitions may affect costs and the Corporation may not be able to successfully integrate the acquired business or realize the anticipated benefits from such acquisitions;

•

the Corporation’s ability to achieve the expected cost savings, and the timing of such savings, associated with the Corporation’s recently announced plans to close and consolidate certain of its financial service offices and to implement other cost-saving measures;

•	the effects of competition on deposit rates and growth, loan rates and growth and net interest margin;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses and goodwill impairment;

•

the effects of changes in accounting policies, standards, and interpretations on the Corporation’s reporting of its financial condition and results of operations, including the Corporation’s adoption of Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL);

•

the impact of operational risks, including the risk of human error, inadequate or failed internal processes and systems, computer and telecommunications systems failures, faulty or incomplete data and an inadequate risk management framework;

•	the impact of failures of third parties upon which the Corporation relies to perform in accordance with contractual arrangements;

•	the failure or circumvention of the Corporation’s system of internal controls;

•	the loss of, or failure to safeguard, confidential or proprietary information;

•	the Corporation’s failure to identify and to address cyber-security risks, including data breaches and cyber-attacks;

•	the Corporation’s ability to keep pace with technological changes;

•	the Corporation’s ability to attract and retain talented personnel;

•

capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements, and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

•	the Corporation’s reliance on its subsidiaries for substantially all of its revenues and its ability to pay dividends or other distributions; and

•	the effects of any downgrade in the Corporation’s or Fulton Bank’s credit ratings on their borrowing costs or access to capital markets.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov and on the investor relations page of our website at http://www.fult.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on these websites constitutes a part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 0-10587) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the completion of the offering of securities under this prospectus (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, filed with the SEC on May 11, 2020 and August 7, 2020, respectively;

•

our definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on April  2, 2020 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019);

•

our Current Reports on Form 8-K, filed with the SEC on February 26, 2020 (Item 1.01 only), March  3, 2020, May 21, 2020 (accession no. 0000700564-20-000033), May 21, 2020 (accession no. 0000700564-20-000035), September 28, 2020, October  1, 2020 and October 20, 2020 (Exhibit 99.1 and Item 8.01 only); and

•	the description of our common stock contained in exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Attention: Corporate Secretary

(717) 291-2411

ABOUT FULTON FINANCIAL CORPORATION

Fulton Financial is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton Financial engages in general commercial and retail banking and trust business, and also in related financial services, through its bank subsidiary, Fulton Bank, and its non-bank subsidiaries. Fulton Bank currently operates approximately 225 banking offices in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of June 30, 2020, Fulton Financial had, on a consolidated basis, total assets of $24.6 billion, loans and leases, net of unearned income of $18.7 billion, total deposits of $19.9 billion and total shareholders’ equity of $2.3 billion.

The principal asset of Fulton Financial is its wholly owned bank subsidiary, Fulton Bank, a national banking association.

In addition, Fulton Financial wholly owns the following five non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Financial Realty Company, which holds title to or leases certain properties where Fulton Financial’s branch offices and other facilities are located; (ii) Central Pennsylvania Financial Corp., which owns limited partnership interests in partnerships invested primarily in low- and moderate-income housing developments; (iii) FFC Management, Inc., which owns certain passive investments; (iv) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank; and (v) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products. Fulton Financial also wholly owns three non-bank subsidiaries which are not consolidated for financial reporting purposes and whose sole assets consist of junior subordinated deferrable interest debentures issued by the Corporation.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is traded on the NASDAQ Global Select Market under the symbol “FULT.” Our website address is www.fult.com. This website address is not intended to be an active link, and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States (“U.S.”) federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $2.50 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, with no par value, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued in one or more series under the senior debt securities indenture, as supplemented by the first supplemental senior debt securities indenture, each dated as of March 16, 2017 and between us and Wilmington Trust, National Association, as trustee. Subordinated debt securities will be issued in one or more series under the subordinated debt securities indenture, as supplemented by the first supplemental subordinated debt securities indenture, each dated as of November 17, 2014, and the second supplemental subordinated debt securities indenture and the third supplemental subordinated securities indenture, each dated March 3, 2020, which are each between us and Wilmington Trust, National Association, as trustee. Specific terms and conditions for debt securities to be issued under the senior debt securities indenture, as supplemented, and the subordinated debt securities indenture, as supplemented, will be set forth in a supplemental indenture or company order. The senior debt securities indenture, first supplemental senior debt securities indenture, subordinated debt securities indenture, first supplemental subordinated debt securities indenture, second supplemental subordinated debt securities indenture and third supplemental subordinated debt securities indenture are each filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Barley Snyder LLP, Lancaster, Pennsylvania and Sullivan  & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Depositary Shares

Each Representing a 1/40th Interest in a Share of

Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

October     , 2020

Joint Book-Running Managers

Keefe, Bruyette & Woods	BofA Securities	Morgan Stanley	Piper Sandler	Wells Fargo Securities
A Stifel Company

Co-Managers

PNC Capital Markets LLC	Stephens Inc.